Apogee Therapeutics Provides Pipeline Progress and Reports Third Quarter 2025 Financial Results

Pipeline programs continue to advance, with four clinical data readouts anticipated in 2026; APG777 trial readout timelines accelerated, with Phase 1b in asthma and APEX 52-week Part A data in AD anticipated in Q1 2026, APEX 16-week Part B data in AD in Q2 2026, and APG279 Phase 1b head-to-head readout against DUPIXENT in AD in 2H 2026

Interim Phase 1 results of APG333 in healthy volunteers reported today exceeded trial objectives, demonstrated a half-life of approximately 55 days, and suppressed key biomarkers for 6 months following a single dose, supporting potential 3- and 6- month dosing and the development of a quarterly or less frequently dosed co-formulation of APG273 (APG777+APG333) for respiratory indications

Completed $345 million public offering; $913 million cash, cash equivalents and marketable securities pro forma as of September 30th supports runway into 2H 2028

San Francisco and Boston, November 10, 2025 – Apogee Therapeutics, Inc., (Nasdaq: APGE), a clinical-stage biotechnology company advancing optimized, novel biologics with potential for best-in-class profiles in the largest inflammatory and immunology (I&I) markets, today provided pipeline progress and reported third quarter 2025 financial results.

“Apogee is gearing up for a potentially transformative 2026 from a position of strength. With four key readouts coming in 2026 and the recent financing providing us runway through Phase 3 topline data for our lead program, APG777 in atopic dermatitis, we believe we are well positioned to advance our therapies to patients as quickly as possible,” said Michael Henderson, M.D., Chief Executive Officer of Apogee. “In conjunction with our third quarter results, we are pleased to share first-in-human data for APG333, which, together with APG777, we believe could prove to be a best-in-class combination approach for respiratory indications, with the potential for dosing every three months or even less frequently. As we move into 2026, we look forward to advancing APG777’s pipeline-in-a-product potential, beginning with the Phase 1b proof-of-concept readout in patients with asthma, followed by the Phase 2 Part A maintenance data in AD in the first quarter; Phase 2 Part B data in AD in the second quarter; and results from the APG279 Phase 1b head-to-head readout against DUPIXENT in AD in the second half of the year.”

Corporate & Pipeline Highlights and Upcoming Milestones

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APG777 continues to advance and has accelerated readout guidance with Phase 1b data in asthma, AD data from APEX 52-week Part A anticipated in Q1 2026, and APEX 16-week Part B data in Q2 2026: APG777 is a novel, subcutaneous (SQ), extended half-life monoclonal antibody (mAb) targeting IL-13 – a critical cytokine in inflammation and a primary driver of AD.
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At this year’s European Academy of Dermatology and Venereology (EADV) 2025 Congress, the company shared updated data in a late-breaking oral presentation, highlighting that participants treated with APG777 observed statistically significant improvement in itch within 48 hours, as measured by mean percent change in I-NRS from baseline, and remained significant through Week 16. In July, APEX Part A met its primary endpoint, with APG777 demonstrating an EASI reduction from baseline of 71.0% compared to placebo at 33.8% (p < 0.001). APG777 was well tolerated with a safety profile consistent with other agents in the class.

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The Phase 1b trial of APG777 in patients with mild-to-moderate asthma is ongoing, with a readout expected in the first quarter of 2026. The trial is evaluating safety and tolerability, PK, and FeNO suppression by APG777.
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52-week data from the maintenance phase of APEX Part A are expected in the first quarter of 2026. The company aims to demonstrate the maintenance of EASI-75 and/or IGA 0,1 responses at levels similar or better than DUPIXENT but with quarterly or better dosing.
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Part B of the APEX trial is designed to find the optimized dose of APG777, looking at low, medium (Part A dose), and high dose regimens vs placebo. The trial has enrolled rapidly and has now expanded enrollment to 320 patients. The study is expected to finish enrolling by the end of 2026, enabling 16-week Part B data in the second quarter of 2026.
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Pending results from Part A and Part B, the company plans to begin Phase 3 trials of APG777 in the second half of 2026.

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Phase 1b head-to-head study of APG279 (APG777+APG990) against DUPIXENT in AD continues to advance: APG279 is the company’s first combination treatment, combining APG990 and APG777. APG990 is a novel, SQ, extended half-life mAb targeting OX40L, and the combination with APG777 offers the potential for improved clinical responses over monotherapy across a variety of I&I diseases. Apogee’s first-in-class approach of co-formulating these two extended half-life mAbs offers the potential for best-in-class efficacy and dosing.
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Interim readout from the head-to-head trial evaluating the safety, PK, pharmacodynamics and efficacy of APG279 vs. DUPIXENT in AD is expected in the second half of 2026.

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Completed $345 million public offering: In October, Apogee completed an underwritten public equity offering, with aggregate gross proceeds of approximately $345.0 million (before deducting underwriting discounts, commissions, and other offering expenses) which supports cash runway into the second half 2028 and through APG777 Phase 3 topline data.

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Interim data from APG333 Phase 1 healthy volunteer trial support planned combination approach of APG273 (APG777+APG333): APG333 is a novel, SQ, extended half-life mAb targeting thymic stromal lymphopoietin (TSLP), a clinically validated target that plays an important role in promoting immune cell recruitment and activation.
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Today, the company reported positive interim results from the Phase 1 clinical trial evaluating the safety, tolerability and PK of APG333 in 32 healthy adults across four cohorts. APG333 demonstrated data supporting potential 3- and 6-month dosing based on a half-life of approximately 55 days across doses tested. Additionally, APG333 was well tolerated across all cohorts, with doses of up to 1,000 mg. Key biomarkers of eosinophils and IL-5 showed depth of suppression in line with TSLP analogs and durability out to 6 months.
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Results support development of a quarterly or less frequently dosed co-formulation of APG273 (APG777+APG333) for respiratory indications.

Third Quarter 2025 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $588.9 million as of September 30, 2025, compared to $621.2 million as of June 30, 2025. In October, Apogee completed a $345 million underwritten public equity offering resulting in $913 million cash, cash equivalents and marketable securities on a pro forma basis as of September 30, 2025. Based on current operating plans, Apogee expects its existing total cash will enable the company to fund its operating expenses into the second half of 2028.

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R&D Expenses: Research and development (R&D) expenses were $54.2 million for the quarter ended September 30, 2025, compared to $45.7 million for the quarter ended September 30, 2024. R&D expenses increased primarily due to the advancement of the pipeline and continued development of the company’s programs, increases in personnel-related expenses and equity-based compensation associated with the growth in the company's R&D team.

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G&A Expenses: General and administrative (G&A) expenses were $17.1 million for the quarter ended September 30, 2025, compared to $13.0 million for the quarter ended September 30, 2024. G&A expenses increased primarily due to increases in personnel-related expenses and equity-based compensation, primarily driven by increased headcount and an increase in the fair value of equity awards granted. These increases are the result of the company’s expansion of operations to support the growth in its business.

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Net Loss: Net loss was $65.0 million for the quarter ended September 30, 2025, compared to a net loss of $49.0 million for the quarter ended September 30, 2024. Net loss increased primarily as a result of higher R&D and G&A expenses as described above.

About Apogee

Apogee Therapeutics is a clinical-stage biotechnology company advancing optimized, novel biologics with potential for best-in-class profiles in the largest I&I markets, including for the treatment of AD, asthma, EoE, COPD and other I&I indications. Apogee’s antibody programs are designed to overcome limitations of existing therapies by targeting well-established mechanisms of action and incorporating advanced antibody engineering to optimize half-life and other properties. APG777, the company’s most advanced program, is being initially developed for the treatment of AD, which is the largest and one of the least penetrated I&I markets. With four validated targets in its portfolio, Apogee is seeking to achieve best-in-class efficacy and dosing through monotherapies and combinations of its novel antibodies. Based on a broad pipeline and depth of expertise, the company believes it can deliver value and meaningful benefit to patients underserved by today’s standard of care. For more information, please visit https://apogeetherapeutics.com.

Forward Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements regarding: Apogee’s plans for its current and future product candidates and programs; the anticipated timing of its clinical trials, including the Phase 1b in asthma, APEX 52-week Part A in AD, APEX 16-week Part B in AD, and APG279 Phase 1b head-to-head readout against DUPIXENT in AD; its planned clinical trial designs; its plans for current and future clinical trials; the potential clinical benefit and half-life, PK profile and dosing regimen, and treatment outcomes of APG777, APG279, APG273, APG990, APG333, and APG808, Apogee’s other product candidates, including combination therapies, and any other potential programs; its planned business strategies; its expected timing for future pipeline updates and commercialization; and its expectations regarding the time period over which Apogee’s capital resources will be sufficient to fund its anticipated operations. Words such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “develop,” “plan” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While Apogee believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Apogee’s filings with the U.S. Securities and Exchange

Commission (the SEC)), many of which are beyond the company’s control and subject to change. Actual results could be materially different. Risks and uncertainties include: global macroeconomic conditions and related volatility, expectations regarding the initiation, progress, and expected results of Apogee’s preclinical studies, clinical trials and research and development programs; expectations regarding the timing, completion and outcome of Apogee’s clinical trials; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; liquidity and capital resources; and other risks and uncertainties identified in Apogee’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025, Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 12, 2025, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 11, 2025 and subsequent disclosure documents Apogee may file with the SEC. Apogee claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. Apogee expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

APOGEE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS1

(UNAUDITED)

(In thousands, except share data)

	SEPTEMBER 30, 2025	DECEMBER 31, 2024
Assets
Current assets:
Cash and cash equivalents	$107,914	$141,789
Marketable securities	419,375	378,864
Prepaid expenses and other current assets	12,808	9,060
Total current assets	540,097	529,713
Long-term marketable securities	61,640	210,416
Property and equipment, net	6,032	1,959
Right-of-use asset, net	9,646	11,365
Other non-current assets	8,744	498
Total assets	$626,159	$753,951
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$376	$1,071
Lease liability	4,079	3,234
Accrued expenses and other current liabilities	29,592	24,255
Total current liabilities	34,047	28,560
Long-term liabilities:
Lease liability, net of current	5,774	8,597
Total liabilities	39,821	37,157
Stockholders' equity:
Common Stock; $0.00001 par value, 400,000,000 authorized, 60,147,727 issued and 59,315,738 outstanding as of September 30, 2025; 400,000,000 authorized, 59,478,725 issued and 58,062,898 outstanding as of December 31, 2024	1	1
Additional paid-in capital	1,077,681	1,021,794
Accumulated other comprehensive income	1,028	915
Accumulated deficit	(492,372)	(305,916)
Total stockholders’ equity	586,338	716,794
Total liabilities and stockholders’ equity	$626,159	$753,951

1 Note that Condensed Consolidated Balance Sheet as of September 30, 2025, excludes the impact of the October 2025 underwritten public equity offering.

APOGEE THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$54,178	$45,714	$156,268	$107,636
General and administrative	17,100	12,972	51,271	33,353
Total operating expenses	71,278	58,686	207,539	140,989
Loss from operations	(71,278)	(58,686)	(207,539)	(140,989)
Other income, net:
Interest income, net	6,318	9,668	21,299	26,061
Total other income, net	6,318	9,668	21,299	26,061
Net loss before taxes	(64,960)	(49,018)	(186,240)	(114,928)
Provision for income taxes	(61)	—	(216)	—
Net loss after taxes	$(65,021)	$(49,018)	$(186,456)	$(114,928)

Investor Contact:

Noel Kurdi

VP, Investor Relations

Apogee Therapeutics, Inc.

Noel.Kurdi@apogeetherapeutics.com

Media Contact:

Dan Budwick

1AB Media

dan@1abmedia.com